Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2014 with respect to the financial statements and financial highlights of Stellus Capital Investment Corporation for the years ended December 31, 2013 and 2012 contained in the Prospectus and Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Registration Statement, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas

June 5, 2014